Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-293923 on Form S-3 of Amphenol Corporation of our report dated March 27, 2026, relating to the combined financial statements of Connectivity and Cable Solutions as of and for the years ended December 31, 2025 and 2024 appearing in this Current Report on Form 8-K/A of Amphenol Corporation.

/s/ Ernst & Young LLP

Charlotte, North Carolina

March 27, 2026